Exhibit 10(i)
Supplement effective February 15, 2008 as it applies to Armando Pimentel, Jr.
Supplemental Benefits

1.  Pursuant to Section 5.03 of the FPL Group, Inc. Supplemental Executive Retirement Plan (the "Plan"), which provides for the approval of this Supplement to the Plan, additional pension credits shall be added to the Supplemental Pension Benefit for certain Participants from time to time. The amount and effective date for the additional credits shall be shown on this Supplement to the Plan.

2. Schedule of Supplemental Benefits:

Participant	Amount/Description of Supplemental Pension Benefit	Effective Date

Armando Pimentel, Jr.	(1) A $150,000 credit to the participant's Supplemental Pension Benefit	February 15, 2008 ("Commencement Date")

	(2) A $150,000 credit to the participant's Supplemental Pension Benefit	The date which is the first anniversary of the Commencement Date, provided the participant remains employed by the Company on such first anniversary

	(3) A $150,000 credit to the participant's Supplemental Pension Benefit	The date which is the second anniversary of the Commencement Date, provided the participant remains employed by the Company on such second anniversary

3.  This Supplement shall be deemed incorporated by reference into the Plan. In the event of any discrepancy between this Supplement and the provisions of the Plan, the provisions of this Supplement shall govern.